Monthly Summary Report	September 30, 2014

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 10% of the Fund’s net asset value (“NAV”) per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)1	$417.71	Daily Average Number of Shares Traded2	47,180
NAV per share1	$27.79	Outstanding Shares3	15,029,024
Closing price NYSE4	$27.43	Expense Ratio (4/30/2014)	1.68%
Premium (Discount)	(1.31%)	Portfolio Turnover (4/30/2014)	16.89%

Performance5		Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-2.00%	-1.45%	4.64%	20.38%	16.43%	16.30%
NAV per share	-3.47%	2.34%	7.94%	17.19%	14.46%	14.51%
Bolsa IPC Index	-3.92%	2.88%	11.12%	13.37%	10.93%	15.35%
MSCI Mexico Index	-4.07%	2.95%	11.30%	13.72%	11.27%	14.52%

These figures represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. (“Impulsora”).
2 Source: NYSE. Figure represents average volume traded on all US consolidated markets during the month.
3 During September 2014, the Fund did not issue any shares under its Equity Shelf Program.
4 Source: NYSE.
5 Source: Impulsora and Lipper, Inc. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc.	September 30, 2014

Top Ten Holdings (67.28% of Net Assets)
1 América Móvil	15.91%	6 Grupo México	4.81%
2 Fomento Económico Mexicano	9.30%	7 Wal-Mart de México	4.66%
3 Cemex	9.12%	8 Grupo Financiero Banorte	4.59%
4 Alfa	6.76%	9 Mexichem	3.96%
5 Grupo Televisa	4.95%	10 Kimberly-Clark de México	3.22%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

During early September 2014, the Mexican equity market continued its rally, fueled by investors’ optimism regarding the approval of Structural Reforms by the Mexican government. The MSCI Mexico Index climbed to a new historical maximum level on September 8th. Since then, however, together with international equity markets, the Mexican Bolsa entered into an adjustment period that resulted from investors’ concerns regarding the timing of a possible increase in interest rates by the U.S. Federal Reserve for the first time since 2006. Also, geopolitical events, such as Ukraine tensions and ISIS-related worries, added pressure to global equity markets, especially to emerging equity markets, which declined 7.6% during the month as measured by the MSCI EM Index. Within this group, Latin American equity markets declined 13.5%, Brazil being the most affected with a decline of 19.4%. Under this difficult scenario, the MSCI Mexico Index fell 4.1% while the Fund’s NAV per share declined 3.5%. Both figures include a negative effect of a 2.6% devaluation of the Mexican peso, which traded at Ps. 13.4286 vs. the U.S. dollar at the end of this reporting month.

According to results of a monthly poll conducted during September 2014 by Mexico’s Central Bank (Banxico), economic analysts in the private sector estimate that Mexico’s gross domestic product (GDP) will increase 2.5% during 2014 and 3.8% during 2015. The inflation rate is estimated by analysts to be 4.0% for 2014 and 3.5% for 2015. The exchange rate of the Mexican peso against the dollar is expected to end 2014 at Ps. 13.08 and at Ps. 12.94 towards the end of 2015, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 3.0% and 3.6% for the same periods.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund’s net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund’s investment objective, risks, charges and expenses before investing.

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